Exhibit 3.4

    Articles of Association of Hainan Helpson Medical Biotechnology Co., Ltd

                                    May, 2005

WHEREAS, in accordance with the Share Transfer Agreement concluded among the investor ONNY INVESTMENT LIMITED, Haikou Biomedical Construction and Technologies Co., Ltd., Hainan Kaidi Technologies Co., Ltd. and Chengdu Huineng Biomedical Co., Ltd. dated May 25, 2005(hereinafter referred to as the "Share Transfer Agreement"), the investor has purchased 100% shareholdings of the previous Helpson Medical Biotechnology Co., Ltd. held by the aforesaid three parties, and as a result, the previous Helpson Medical Biotechnology Co., Ltd. is transformed from a domestic enterprise to a wholly foreign-owned enterprise. Therefore, these Articles of Association are made by the investor as follows with regard to the establishment of the wholly foreign-owned enterprise:

ARTICLE  1 GENERAL PROVISIONS

1.1 These Articles of Association are made and entered into by ONNY INVESTMENT LIMITED in accordance with "the Law of the People's Republic of China on Wholly Foreign-Owned Enterprises" and "the Implementing Rules of the Law of the People's Republic of China on Wholly Foreign-Owned Enterprises" in relation to the establishment of a wholly foreign-owned company ("the Company") on May 25, 2005 in Haikou City, Hainan Province, the People's Republic of China ("PRC" or "China").

ARTICLE  2 NAME OF THE COMPANY AND ITS LEGAL ADDRESS

2.1 The Chinese name of the Company shall be, and the English name shall be "Hainan Helpson Medical Biotechnology Co., Ltd.".

2.2 The legal address of the Company shall be: Apartment 8, District D, Business Hall, Free Trade Zone, Haikou.

ARTICLE  3 INVESTOR OF THE COMPANY

3.1  The investor of the Company shall be as follows:

     INVESTOR: ONNY INVESTMENT LIMITED
     Legal address: British Virgin Islands
     Authorized representative: TSUI Heung Mei
     Position: Director
     Nationality: China, Hong Kong


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ARTICLE  4 THE ORGANISATION OF THE COMPANY

4.1 The organizational form of the Company shall be a Wholly Foreign-Owned Enterprise with limited liability. The liability of the investor of the Company shall be limited to its Capital Contribution. The liabilities of the Company shall be limited to the extent of all its capital and assets, and the Parties shall not be personally liable, jointly or individually, to the creditors for the debt of the Company.

4.2 The Company shall be an enterprise legal person incorporated under the laws of PRC. The business activities and lawful interests of the Company shall be governed and protected by the laws and regulations of PRC.

ARTICLE  5 BUSINESS OBJECTIVES AND SCOPE OF BUSINESS

5.1 The business objective of the Company is the production and operation of raw material medicine of western medicine, Chinese patent medicines, and biological products, testing reagent, health-keeping products, cosmetics and tourism development and gain competitive position in domestic and international market in quality and price by adopting advanced and appropriate technology and scientific management method, so as to ensure satisfactory economic benefits for each investor.

5.2 The business scope of the Company shall be the production and operation of raw material medicine of western medicine, Chinese patent medicines, and biological products, testing reagent, health-keeping products, cosmetics and tourism development. The formal scope of business of the Company shall be as those registered in the relevant authority and stated in the Business License of the Company.

ARTICLE  6 TOTAL INVESTMENT AND REGISTERED CAPITAL

6.1  The total amount of investment of the Company shall be [ RMB 50,000,000 ].

6.2  The registered capital of the Company shall be RMB 28, 000,000.

6.3 The transferees have contributed the registered capital of the Company in full and the investor shall not contribute any registered capital otherwise after it has paid the share transfer price to the transferees in accordance with the Share Transfer Agreement.

6.4 After the establishment of the Company, the Company shall issue an investment certificate which shall be signed by the Chairman of the Board to the investor. The main content of the investment certificate shall include: the name of the Company, the date of establishment of the Company, the name of the investor to which the certificate is issued, the amount of capital contribution, the date of contribution, and the date of issuance of the certificate.

6.5 Any transfer of the Capital Contribution agreed by the investor shall be submitted to the relevant Examination and Approval Authority for approval. After such approval of the Examination and Approval Authority has been granted, the Company shall go through the procedure for the change of
     business  registration  with  relevant   Administration  for  Industry  and
     Commerce.


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6.6    The investor may, with the approval of the Examination and Approval
       Authority, raise its capital contribution to increase the registered capital of the Company.


ARTICLE  7 BOARD OF DIRECTORS

7.1 The Board of Directors ("the Board") shall be established on the date of the establishment of the Company. It shall be the supreme authority of the Company and have the power to discuss and decide on all matters of the Company unless otherwise provided herein.

7.2 The Board shall consist of three directors, all of whom will be appointed by the investor.

7.3 The Chairman of the Board shall be the Company's legal representative, and will be appointed a term of three years, which may be renewed upon reappointment.. If the Chairman is unable to undertake his or her responsibilities for any reason, any other director designated by the Chairman may temporarily represent the Chairman to undertake his or her responsibilities..

7.4 The term of office for the directors shall be three years and their term may be renewed when reappointed. The investor shall have the right, with or without cause, to remove any of the directors it appoints prior to the expiration of any three year term.

7.5 In the event of the death, incapacity, resignation or removal of any director, the party appointing such director shall have the right to appoint a replacement, who shall serve for the remaining term of the director who is replaced. Any appointment shall be effective upon written notification of the other Party and the Company.

7.6 A regular meeting of the Board shall be convened and held at least once a year. The Chairman of the Board shall be responsible for convening and presiding over the meeting. Interim meetings of the Board shall be convened by the Chairman on a motion of more than one third (1/3) of the directors.

7.7 The regular meetings shall be held at the legal address of the Company, unless the Board decides otherwise.

7.8 Meetings of the Board shall be presided over by the Chairman of the Board or, if the Chairman is absent, by the Vice Chairman or any other director designated by the Chairman. Meetings of the Board may be held in the form of presence in person, designation of a proxy, telephone conference or by other electronic means.

7.9 The presence in person or by proxy of two thirds (2/3) directors or more shall constitute a quorum for any meeting of the Board. If the quorum is not reached at any meeting, the Chairman may convene the meeting once again by giving another thirty (30) days' prior notice. If the quorum is still not reached, notwithstanding the aforesaid quorum requirements, the Board meeting shall be duly convened among the directors actually present.


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7.10 The  Chairman of the Board  shall  determine  and notify  each  director in writing the place, means and agenda of the first meeting of the Board which shall be convened within fifteen (15) days after the establishment of the Company. Hereinafter, the Chairman of the Board shall determine and notify each director thirty days in advance in writing the place, date, time, means and agenda of each regular meeting of the Board. In the event that an interim meeting is to be convened, the Chairman of the Board shall give a written notice by facsimile at least fifteen days in advance. The agenda of interim meetings of the Board shall be set forth in the notices of the meetings.

7.11 If a director is unable to attend any Board meeting, such director may appoint a proxy to represent him or her at such meeting and to vote on his or her behalf. Every appointment of a proxy shall be in writing and signed by the director by whom it is made and shall be sent or delivered to the Chairman of the Board, at or prior to the commencement of the Board meeting for which it is given. A proxy so entrusted shall have the same rights and powers as the absent director. A director may be appointed as proxy by another director and the same person may be appointed as proxy by more than one director. In case any director fails to be present at the meeting or to delegate another person to be present at the meeting, he or she shall be deemed as waivering his/her rights.

7.12 Decisions and approved resolutions for the following matters shall require unanimous consent of the Board members present that satisfy the quorum requirements as stipulated in Article 7.9 hereto:

     (1)  Amendment of the Articles of Association of the Company;

     (2)  Suspending, termination or dissolution of the Company;

     (3)  Increase or decrease of the Registered Capital of the Company; and

     (4)  Merger or division of the Company with other economic organizations;


7.13 All of the major matters of the Company including but limited to the following shall be decided by the Board of Directors by simple majority vote, unless otherwise provided in these Articles of Association:

     (1) Decisions mentioned in the relevant provisions of these Articles of Association;

     (2) Examining and ratifying important reports presented by the General Manager, such as projects of production, annual business reports, loans and capital usage;

     (3) Ratifying annual financial statements, budget in balance and annual profits dividing plans;


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     (4)  Ratifying material rules and regulations of the Company;

     (5)  Approving the establishment of branches;

     (6)  Deciding the investment and related issues.

7.14 Detailed minutes shall be made for each Board meeting and directors (or any person presented by proxy) present at the meeting shall sign the minutes. Such minutes shall be made in both Chinese. Minutes shall be placed on file by the Company. All notices of meetings, all agendas and all proxies shall be filed in the minute book.

7.15 A resolution in writing signed by all directors of the Company shall be as legal and effective as the one passed unanimously at a Board meeting duly convened. A resolution in writing signed by such number of directors of the Company not less than the quorum required for a Board meeting shall be as legal and effective as the one passed by an affirmative majority vote at a Board meeting duly convened.

ARTICLE  8 BUSINESS MANAGEMENT

8.1 The Company shall establish a management office to carry out the day-to-day management of the Company. The management office shall be responsible to and under the leadership of the Board of the Company.

8.2 The Company shall have one General Manager to be nominated by Party A and one Deputy General Manager to be nominated by Party B. The General Manager and Deputy General Manager shall be appointed by the Board for a term of three years, and their appointments shall be renewed.

8.3 The Chairman of Board of Directors, Vice Chairman of the Board of Directors or directors may, upon the appointment of the Board of Directors, concurrently hold the post of General Manager, Deputy General Manager or other senior functions in the Company.

8.4  The General Manager's responsibilities are as follows:

     (1) carrying out all the decisions of the Board and being directly responsible to the Board;

     (2) being responsible for the business and administrative matters of the Company;

     (3) strictly administering and adhering to the budgets approved by the Board;

     (4) formulating the duties of the Deputy General Manager, the Chief Financial Officer and other managers of different sections, submitting the same to the Board for its approval, and supervising the performance of their duties;


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     (5)  on or before January 31 of each calendar year  submitting to the Board the annual work report for the last fiscal year and the business plan of the current fiscal year;

     (6)  formulating  the  accounting  system  of the  Company,  the  personnel
          management   system,   the  information   disclosure  system  and  the
          employees' manual, submitting the same to the Board for its approval;

     (7) at the occurrence of any major issues, reporting in time to the Board before any actions, Informing the Board of Directors at their requirement about the issues and activities of the Company, such as business development, investment, recruiting or dismissing of the executive staff and other relevant issues; and

     (8)  any other matters assigned and required by the Board.

8.5 The Deputy General Manager shall assist the General Manager in the business management of the Company. In the event that the General Manager is unable to perform his duty for any reason, with the authorization of the Board, the Deputy General Manager shall act on behalf of the General Manager.

8.6 The Company shall have one Chief Financial Officer. The Chief Financial Officer shall be in charge of the overall financial affairs of the Company. The managers of various departments shall be in charge of their respective departments.

8.7 The General Manager, Deputy General Manager and all senior management personnel shall sign a personal contract with the Company by which they shall not engage in any activities for other individuals, companies, units, entities or organisations that may conflict with or compete, directly or indirectly, against the interests and/or business of the Company during their management term and during the first three years after this term has been concluded or their professional relationship with the Company is finalised. Breach of these conditions will imply personal liabilities and damage clauses against them.

8.8 Without the consents of the Board, the General Manager, the Deputy General Manager, the Chief Financial Officer and other senior management personnel shall not take positions in other companies concurrently.

ARTICLE  9  FINANCE AND ACCOUNTING

9.1 The financial and accounting system of the Company shall be formulated according to the relevant laws and regulations of the PRC and shall only be implemented after the approval of the Board.

9.2 The Company's fiscal year shall be from January 1 to December 31 of each Gregorian calendar year. The Company's initial fiscal year shall begin on the date of its establishment and end on December 31 of that year.


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9.3  The Company  shall adopt the  internationally  accepted  accrual  basis and debit and credit accounting system in accounts keeping.

9.4 The Company should allocate reserve funds, bonus and welfare funds for staff and workers and enterprise development fund(hereafter referred to as the "three funds") according to relevant PRC laws and regulations after it has paid income taxes and made up any losses incurred in previous years. The amount allocated to bonus and welfare funds for staff and workers shall be decided by the Board.

9.5 The Company may separately open foreign exchange accounts and Renminbi accounts at banks within China which are authorized to conduct foreign exchange operations.

9.6 All matters relating to the foreign exchange of the Company shall be handled in accordance with the relevant PRC laws and regulations.

ARTICLE  10      TAXATION AND INSURANCE

10.1 The Company shall pay all taxes and duties required under the national and local laws and regulations of China.

10.2 All the employees of the Company shall pay individual income tax in accordance with the Individual Income Tax Law of the PRC and the Detailed Rules for the Implementation of the Individual Income Tax Law of the PRC.

10.3 The Company shall use all reasonable endeavors to apply for favorable tax treatment or tax exemptions which may be available to the Company. After the execution of these Articles of Association, the Company shall immediately apply to the competent tax authority for confirmation of the tax treatment of the Company.

10.4 Insurance policies of the Company on various kinds of risks shall be underwritten with the China-based insurance companies. Types, value and duration of insurance shall be decided by Board of Directors in accordance with the stipulations of these insurance companies.

ARTICLE  11      REMITMENT OF PROFITS

11.1 At the end of each fiscal year, the Board shall decide by resolution the amount of the after-tax profits (after allocation of the Three Funds) to be distributed to the investor.

11.2 Profits shall not be distributed before any loss of the previous fiscal year has been made up for. Remaining profits from previous fiscal year may be distributed together with those of the current year.


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11.3 The  investor  shall be entitled to receive its share of profits in foreign exchange and remit the amount out of China under current PRC laws and regulations on foreign exchange control.

ARTICLE  12      BUSINESS TERM, TERMINATION, AND LIQUIDATION

12.1 The business term of the Company shall be [twenty (20)] years unless otherwise terminated by the Parties pursuant to the relevant provisions of these Articles of Association. The establishment of the Company shall commence from the date of the issuance of the business license.

12.2 These Articles of Association shall be terminated automatically upon termination of the Company for any reason .

12.3 In any of the following circumstances, the Company may be suspended or terminated before expiration by consent of both Parties and with the approval of the original Examination and Approval authority:


     (1) the Company incurs heavy losses, or is unable to carry on its business, or becomes unable to repay its debts due;

     (2) an event of Force Majeure has occurred resulting in a major impairment to the operation of the Company and the investor has been unable to find a solution to it; or

     (3)  any other reasons decided by the investor.

12.4 Upon approval of the termination of the Company pursuant to this Article 12 by the Examination and Approval authority or under other circumstances in which the Company is terminated or dissolved, liquidation of the Company shall be handled in accordance with the relevant laws and regulations of China.


12.5 After the liquidation of the Company is completed, the liquidation committee shall submit a liquidation report to the Board and the Board, upon adoption of such liquidation report, shall submit it to the Examination and Approval Authority. Upon approval by such Examination and Approval Authority, the Board shall carry out procedures for cancellation of the Company's registration at relevant local administration for industry and commerce and shall turn in its business license.



ARTICLE  13     EMPLOYEES

13.1 The employment, dismissal and resignation of employees and their wages, welfare benefits, labor insurance, labor protection, labor discipline and other matters will be handled in accordance with the Labor Law of the PRC and other relevant laws and regulations of China and the internal rules of employment of the Company.


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13.2 With respect to each of its employees, the Company shall be responsible for their social insurance premiums mandated by relevant laws and regulations of China during their employment with the Company, but shall not be responsible for any such social insurance premiums in respect of any period prior to the employee's employment.

ARTICLE  14      SUPPLEMENTARY ARTICLES

14.1 These   Articles  of   Association,   its  validity,   interpretation   and
     implementation shall be governed and construed by the laws of the PRC.

14.2 These Articles of Association is made in both English and Chinese, with five(5) originals for each version. The investor shall have two(2) originals of each version, the Company shall have one(1) original of each version and the Examination and Approval Authority and Registration Authority shall have two(2) originals of each version.

14.3 These Articles of Association shall be effective upon approval of the competent authority. Should the English version is inconsistent with the Chinese version, the Chinese version shall prevail.

14.4 The amendment and supplement of these Articles of Association shall be approved by both Parties and submitted to the Examination and Approval Authority for approval. The amendment and supplement is integral parts of these Articles of Association.












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(This page is for execution only)




INVESTOR: ONNY INVESTMENT LIMITED

Authorized representative: TSUI Heung Mei

Signed By: /s/ TSUI Heung Mei